UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUTRISYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3012204
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Fort Washington Executive Center 600 Office Center Drive Fort Washington, Pennsylvania	19034
(Address of principal executive offices)	(zip code)

Amended and Restated

NutriSystem, Inc. 2008 Long-Term Incentive Plan

(Full Title of the Plan)

Ralph J. Mauro, Esq.

Senior Vice President and General Counsel

NutriSystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, Pennsylvania 19034

Phone: (215) 706-5300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,400,000 shares	$10.195	$55,053,000	$7,510

(1)	This registration statement covers 5,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of NutriSystem, Inc., a Delaware corporation, issuable pursuant to the Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of shares of Common Stock that may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.
(2)	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 13, 2012;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012, filed on May 10, 2012 and August 6, 2012, respectively;

•

the Company’s Current Reports on Form 8-K, filed on February 22, 2012, April 5, 2012 (two reports filed on this date), June 6, 2012, June 7, 2012, June 15, 2012, July 11, 2012, September 6, 2012, September 21, 2012 and September 27, 2012; and

•	the Company’s Registration Statement on Form 8-A, filed on June 22, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

All securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the Company’s Certificate of Incorporation, as amended to date, includes provisions that (i) eliminate the personal liability of its directors for monetary damages for breach of a fiduciary duty as a director, and (ii) require the Company, to the extent permitted by law, to indemnify, and, upon request, advance expenses to, its directors against certain personal liabilities incurred as a result of their position as a director of the Company or as a result of their serving, at the request of the Company, as a director, officer, partner, trustee employee or agent of another entity.

As permitted by the DGCL, the Company’s Amended and Restated Bylaws, as amended to date, provide that the Company shall indemnify and advance expenses, to the fullest extent permitted by law, to any person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity against certain liabilities, costs and expenses.

In addition, the Company maintains directors’ and officers’ insurance providing indemnification for its directors, officers and management employees for liabilities arising as a result of their services to the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to the designated exhibit of the Company’s Registration Statement on Form 10 filed on December 17, 1999 (file number 0-28551))

4.2	Amended and Restated Bylaws (incorporated by reference to the designated exhibit of the Company’s Current Report on Form 8-K filed on July 22, 2009)

10.1	Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (incorporated by reference to the designated exhibit of the Company’s Current Report on Form 8-K filed on September 6, 2012)

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24*	Power of Attorney (set forth on signature page hereto)

* - Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania, on October 17, 2012.

Nutrisystem, Inc.

By:	/s/ Joseph M. Redling
	Name:	Joseph M. Redling
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Nutrisystem, Inc., hereby severally constitute and appoint David D. Clark and Ralph J. Mauro, each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph M. Redling	President and Chief Executive Officer and Director	October 17, 2012
Joseph M. Redling

(Principal Executive Officer)

/s/ David D. Clark	Executive Vice President and Chief Financial Officer	October 17, 2012
David D. Clark

(Principal Financial and Accounting Officer)

/s/ Michael J. Hagan	Chairman of the Board	October 17, 2012
Michael J. Hagan

/s/ Robert F. Bernstock	Director	October 17, 2012
Robert F. Bernstock

/s/ Michael F. Devine, III	Director	October 17, 2012
Michael F. Devine, III

/s/ Paul J. Guagliardo	Director	October 17, 2012
Paul J. Guagliardo

/s/ Warren V. (Pete) Musser	Director	October 17, 2012
Warren V. (Pete) Musser

/s/ Brian P. Tierney	Director	October 17, 2012
Brian P. Tierney

/s/ Stephen T. Zarrilli	Director	October 17, 2012
Stephen T. Zarrilli

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to the designated exhibit of the Company’s Registration Statement on Form 10 filed on December 17, 1999 (file number 0-28551))

4.2	Amended and Restated Bylaws (incorporated by reference to the designated exhibit of the Company’s Current Report on Form 8-K filed on July 22, 2009)

10.1	Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (incorporated by reference to the designated exhibit of the Company’s Current Report on Form 8-K filed on September 6, 2012)

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24*	Power of Attorney (set forth on signature page hereto)

* - Filed herewith.